BUSINESS MANAGEMENT AGREEMENT

THIS BUSINESS MANAGEMENT AGREEMENT (this "Agreement") is entered into effective as of July 1, 2019, by and between Comstock Development Services, LC, a Virginia limited liability company ("CDS"), and CDS Asset Management, LC, a Virginia limited liability company (the "Manager").

WHEREAS, the CDS maintains an asset management relationship with DCS Real Estate Investments, LLC (the "Owner"), the owner of real property located in Montverde, Florida consisting of single family home sites, residential condominiums, golf course and other various amenities and venues commonly known and operating as Bella Collina (the "BC Project"); and

WHEREAS, CDS wishes to engage the Manager to provide certain services related to the operation and ownership of the BC Project and the Manager wishes to accept such engagement, all subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1. **Engagement**. Subject to the terms and conditions hereinafter set forth, CDS hereby engages the Manager to provide professional management and consultation services contemplated by this Agreement with respect to the BC Project and more particularly described in **Exhibit A**, attached hereto and incorporated into this Agreement by reference herein, as Scope of Work, and the Manager hereby accepts such engagement (the "Scope of Work").

2. **General Duties of the Manager**. The Manager shall use its reasonable best efforts to conduct the Scope of Work consistent with the real estate policies and objectives of the Owner. Subject to the management, direction and supervision of CDS, the Manager shall conduct and perform all services and tasks described in the Scope of Work as requested and directed by CDS and its affiliates (CDS and such affiliates, the "CDS Parties") for the benefit of the Owner and its affiliates (the Owner and such affiliates, the "Owner Parties".

In performing its services under this Agreement, the Manager may utilize facilities, personnel and support services of various of its affiliates. Any fees, costs and expenses of any third party which is not an affiliate of the Manager retained as permitted hereunder are to be paid by CDS or the Owner. Without limiting the foregoing sentence, any such fees, costs or expenses referred to in the immediately preceding sentence which may be paid by the Manager shall be reimbursed to the Manager by CDS promptly following submission to CDS of a statement of any such fees, costs or expenses by the Manager as provided in Section 11 below.

3. **Intentionally Deleted**.

4. **Records**. The Manager shall maintain appropriate books of account and records relating to this Agreement, which books of account and records shall be available for inspection by representatives of CDS and the Owner upon reasonable notice during ordinary business hours.

5. **Information Furnished to Manager**. CDS shall at all times keep the Manager fully informed with regard to the real estate investment policies of the Owner, the capitalization policy of the Owner, and generally the Owner's then current intentions as to the future of the Owner. In particular, CDS shall notify the Manager promptly of any intention to sell or otherwise dispose of any or all of the BC Project. CDS shall furnish the Manager with such information with regard to its affairs as the Manager may from time to time reasonably request. CDS shall retain legal counsel and accountants to provide such legal and accounting advice, services and opinions as the Manager or the Owner shall deem necessary or appropriate for the conduct of the business of the Owner related to the BC Project.

6. **Manager Conduct**.

(a) The Manager shall adhere to, and shall require its officers and employees in the course of providing services to the Owner Parties to adhere to, any Code of Business Conduct and Ethics of the Owner in effect from time to time.

(b) Neither the Manager nor any affiliate of the Manager shall sell any property or assets to the CDS Parties or Owner Parties or purchase any assets from the CDS Parties or Owner Parties, directly or indirectly, except as approved by CDS. No compensation, commission or remuneration shall be paid to the Manager or any affiliate of the Manager on account of services provided to CDS except as provided by this Agreement.

(c) The Manager may engage in other activities or businesses and act as the Manager to any other person or entity (including other real estate investment owners) even though such person or entity has investment policies and objectives similar to those of the Owner. CDS recognizes that it is not entitled to preferential treatment in receiving information, recommendations and other services from the Manager. The Manager shall act in good faith to endeavor to identify to CDS any conflicts that may arise among the Owner, the Manager and/or any other person or entity on whose behalf the Manager may be engaged.

(d) The Manager shall make available sufficient experienced and appropriate personnel to perform the services and functions specified for the CDS Parties. The Manager's personnel shall receive no compensation from CDS or the Owner for their services to the Owner or CDS in any such capacities. The Manager shall not be obligated to dedicate any of its personnel exclusively to the CDS Parties or Owner Parties nor shall the Manager or any of its personnel be obligated to dedicate any specific portion of its or their time to CDS or its business, except as necessary to perform the services provided for herein.

(e) The Manager's liability under this Agreement shall be as set forth in Section 13.

7. **No Partnership or Joint Venture**. CDS and the Manager are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that CDS and the Manager have joint interests in any one or more investments, ownership in each other or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

8. **Fidelity Bond**. The Manager shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

9. **Management Fee**. CDS shall pay the Manager a fee for the services provided to CDS and the CDS Parties under this Agreement equal to ***THREE HUNDRED THIRTY-SEVEN THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($337,500)*** annually (the "Fee"), payable monthly in advance commencing with the first day of July, 2019.

10. **Additional Services**. If, and to the extent that, CDS shall request the Manager to render services on behalf of the CDS Parties other than those required to be rendered by the Manager in accordance with the terms of this Agreement, such additional services shall be compensated separately on terms to be agreed upon by the Manager and CDS from time to time.

11. **Reimbursement of Expenses of Manager**. In addition to, and separate and apart from, the Management Fee, Owner and CDS shall reimburse Manager, and its directors, officers and employees, for (i) all travel-related expenses to/from the headquarters of Owner to the location of the BC Project and all ancillary and related sites of the BC Project including, but not limited to, hotel expenses, club fees, transportation expenses, and food and beverage expenses and (ii) all sunken and/or previously incurred costs incurred by Manager, and/or its affiliates, related to the BC Project including, but not limited to, all architectural, engineering and marketing studies, plans and other engagements and services (the "Reimbursable Expenses"). Manager shall submit a monthly invoice for reimbursement of the Reimbursable Expenses, such amount not to exceed $15,000 per month unless agreed to in advance by CDS, which shall be paid by CDS to Manager within thirty (30) days of receipt of the same.

12. **Expenses of the Owner**. Except as expressly otherwise provided in this Agreement, the Owner shall pay all its expenses, and, without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Owner Parties shall be paid by the Owner and shall not be paid by the Manager:

(a) the cost of borrowed money;

(c) taxes on income and taxes and assessments on real and personal property, if any, and all other taxes applicable to the Owner Parties;

(c) expenses of organizing, restructuring, reorganizing or liquidating the Owner Parties, or of revising, amending, converting or modifying the organizational documents of any Owner Party;

(d) fees and travel and other expenses paid to advisors, contractors, mortgage servicers, consultants, and other agents and independent contractors employed by or on behalf of the Owner Parties;

(e) expenses directly connected with the Scope of Work including investigation, acquisition, disposition or ownership of real estate interests of the BC Project (including third party property diligence costs, appraisal reporting, land development costs, construction costs, insurance premiums, legal services, marketing, costs, brokerage and sales commissions, maintenance, repair, improvement and local management of property), and routine office and administrative expenses related to the BC Project;

(f) all insurance costs incurred in connection with or on behalf of the Owner Parties (including officer and Owner liability insurance);

(g) legal, accounting and auditing fees and expenses;

(h) filing and recording fees for regulatory or governmental filings, approvals and notices to the extent not otherwise covered by any of the foregoing items of this Section 12; and

(i) expenses relating to any office or office facilities maintained by the Owner Parties provided for the Manager or otherwise.

13. **Limits of Manager Responsibility; Indemnification; Company Remedies**. The Manager assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of the CDS Parties in following or declining to follow any advice or recommendation of the Manager. The Manager, its shareholders, directors, officers, employees and affiliates will not be liable to the Owner Parties, their respective shareholders, or others, except by reason of acts constituting fraud, willful misconduct or gross negligence in the performance of its obligations hereunder. CDS shall reimburse, indemnify and hold harmless the Manager, its shareholders, directors, officers and employees and its affiliates for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including without limitation all reasonable attorneys', accountants' and experts' fees and expenses) in respect of or arising from any acts or omissions of the Manager with respect to the provision of services by it or performance of its obligations in connection with this Agreement or performance of other matters pursuant to instruction by CDS, except to the extent such provision or performance was fraudulent, was willful misconduct or was grossly negligent. Without limiting the foregoing, CDS shall promptly advance expenses incurred by the indemnitees referred to in this section for matters referred to in this section, upon request for such advancement.

14. **Term**.

(a) The initial term of this Agreement shall commence on the date hereof and shall expire on December 31, 2020 (the "Initial Term") and shall automatically renew for successive one-year terms (each, a "Renewal Term"). After the Initial Term, notice of non-renewal may be given in writing by CDS or the Manager not less than thirty (30) calendar days before the expiration of any Renewal Term.

(b) Upon the expiration or sooner termination of this Agreement, CDS shall deliver to the Manager all property and documents of Manager then in its custody or possession. In addition, Manager shall pay to CDS any amounts accrued and unpaid or unbilled pursuant to this Agreement.

(c) Notwithstanding the foregoing, either party may terminate this Agreement, with or without cause, upon ninety (90) days' advance written notice to the other party

15. **Action Upon Termination**. From and after the effective date of any termination of this Agreement, the Manager shall be entitled to no compensation for services rendered hereunder for the remainder of the then current term of this Agreement, but shall be paid, on a pro rata basis as set forth in this Section 15, all compensation due for services performed prior to the effective date of such termination. Upon such termination, the Manager shall as promptly as practicable:

(a) pay over to CDS all monies collected and held for the account of CDS or the Owner by it pursuant to this Agreement, after deducting therefrom any accrued Fee and reimbursements for its expenses to which it is then entitled;

(b) deliver to CDS a full and complete accounting, including a statement showing all sums collected by it and a statement of all sums held by it for the period commencing with the date following the date of its last accounting to CDS; and

(c) deliver to CDS all property and documents of the CDS Parties then in its custody or possession.

The Fee for any partial quarter prior to termination will be computed by multiplying the Fee which would have been earned for the full month by a fraction, the numerator of which is the number of days in the portion of such quarter prior to the date of termination, and the denominator of which shall be ninety (90). The Fee due upon termination shall be computed and payable within thirty (30) days following the date of the notice of termination.

16. **Intentionally Deleted.**

17. **Intentionally Deleted.**

18. **Notices**. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by electronic mail, on the next business day if transmitted by a nationally recognized overnight courier or on the third business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address or email for a party as shall be specified by like notice):

If to CDS:	Comstock Development Services, LC 1886 Metro Center Drive, 4th Floor Reston, VA 20190 Attn: Christopher Guthrie, EVP Email: cguthrie@comstockcompanies.com
If to the Manager:	CDS Asset Management, LC 1886 Metro Center Drive, 4th Floor Reston, VA 20190 Attn: Jubal Thompson, General Counsel Email: jthompson@comstockcompanies.com

19. **Amendments**. This Agreement shall not be amended, changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein.

20. **Assignment**. Neither party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other party, except that either party may assign this Agreement to an affiliate so long as such affiliate is under common control with assigning party.

21. **Successors and Assigns**. This Agreement shall be binding upon, and inure to the benefit of, any successors or permitted assigns of the parties hereto as provided herein.

22. **No Third Party Beneficiary**. No person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

23. **Governing Law**. The provisions of this Agreement and any Dispute, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of law.

24. **Arbitration.**

(a) Any disputes, claims or controversies arising out of or relating to this Agreement, the provision of services by Manager pursuant to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of CDS or Manager, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement or the governing documents of CDS or Manager (all of which are referred to as "Disputes"), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Rules (the "Rules") of the of the McCammon Group then in effect, except as those Rules may be modified in this Section 23. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against CDS's, directors, officers or managers of CDS or Manager. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

(b) There shall be one (1) arbitrator selected within fifteen (15) days after receipt by a respondent of a copy of the demand for arbitration. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the McCammon Group to provide a list of three (3) proposed arbitrators in (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the list was provided to select one (1) of the three (3) arbitrators proposed. If the parties cannot agree to the arbitrator from the list proposed by the McCammon Group, the arbitrator shall be appointed by the McCammon Group, with each party having a limited number of strikes, excluding strikes for cause.

(c) The place of arbitration shall be Fairfax, Virginia, unless otherwise agreed by the parties.

(d) There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrator. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e) In rendering an award or decision (the "Award"), the arbitrator shall be required to follow the laws of the Commonwealth of Virginia. Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to Section 24(g), each party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

(f) Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys' fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys' fees) or award any portion of CDS's or Manager's, as applicable, award to the claimant or the claimant's attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator.

(g) The Award shall be final and unappealable. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction

25. **Captions**. The captions included herein have been inserted for ease of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

26. **Entire Agreement**. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and cancels any pre-existing agreements with respect to such subject matter.

27. **Severability**. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

28. **Survival**. The provisions of Sections 13 through and including 24 of this Agreement shall survive the termination hereof. Any termination of this Agreement shall be without prejudice to the rights of the parties hereto accrued prior to the termination.

29. **Equal Employment Opportunity Employer**. The Manager is an equal employment opportunity employer and complies with all applicable state and federal laws to provide a work environment free from discrimination and without regard to race, color, sex, sexual orientation, national origin, ancestry, religion, creed, physical or mental disability, age, marital status, veteran's status or any other basis protected by applicable laws.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, under seal, as of the day and year first above written.

CDS:

Comstock Development Services, LLC

By: ______________________
Christopher Clemente
Its Manager

MANAGER:

CDS Asset Management, LC

By: Comstock Holding Companies, Inc.
Its Manager

By: ______________________
Christopher Guthrie
Its Chief Financial Officer

Exhibit "A"

Management Fee:

- The asset management fee will commence on May 6, 2019 and terminate on December 31, 2019 and is based on the Exhibit "B" scope of work. The initial asset management fee will be pro-rated and payable quarterly in advance.
- In addition to the management fee the Owner shall reimburse Asset Manager for reasonable expenses.

Asset Manager Schedule:

The Asset Manager is available to begin on May 6th and can be on-site 3 days per week during the month of May and then 5 days per week there after for the remainder of the year (based on flight schedules). Asset Manager will be available by phone, email and other sources of communication as needed, when not on-site. Asset Manager will also be available on weekends should there be an event or need to be on-site.

Note: There are a few dates that the Asset Manager has prior commitments, however will be available by phone, email or other sources of communication.

June 21st scheduled vacation
June 28th thru July 5th scheduled vacation
July 15th thru July 19th will work from Virginia
Aug 12th thru Aug 16th will work from Virginia

Exhibit "B"

Scope of Work
Asset Manager will manage the following at the Bella Collina Community;

- **Manage the Lot Sale Program**
  - Manage lot sales program and make recommendations for improvements, (marketing, improved customer experience and simplify construction lender program)
  - Monitoring all contracts, takedown requirements and closings
  - Meet regularly with each builder to discuss and issues and make recommendations for improved marketing to sell spec homes.
  - Monitor and enforce house construction and jobsites for adherence to architectural and site compliance and jobsite cleanliness and policies.

- **Manage the Condo Sales Program**
  - Manage the Sales and Marketing program
    - Manage sales staff and make recommendations
    - Manage marketing, (brochures, electronic, social media, advertising, Realtor campaign, models, etc.…)
    - Monitor sales pace and overall market to make pricing and promotional recommendations
    - Manage backlog (contracts, deposits, loan approvals, walk-thru and final closings)
    - Manage budgets, maintenance and upkeep of the condo project.

- **Design and Manage a Production Builder Program**
  - Interview and select builders for community
  - Develop a production program for both lake side lots and golf course lots. Including a program to differentiate the golf course 40' from 50'
  - Negotiate contracts, (price, fees, takedowns, marketing requirements, etc.…)
  - Develop program for production builder's to allow for traffic to model homes
  - Monitoring all contracts, takedown requirements and closings

Design and Manage a Production Builder Program (Cont)

- Meet regularly with each builder to discuss and issues and make recommendations for improved marketing to sell spec homes.
- Monitor and enforce house construction and jobsites for adherence to architectural and site compliance and jobsite cleanliness and policies.

- **Community**
    - Manage the marketing program for the community
    - Observe maintenance and upkeep of the Bella Collina common areas and advice or make recommendations if needed
    - Acquire or update market studies for lot and home values, inventory and pricing. Review and summarize for Owner to assure we are correct in our pricing to meet absorption goals.
    - Assist the Owner in any other area at Owners request